EXHIBIT 99.1

PRESS RELEASE	Investor/Media Contact: Raj Denhoy 415 828-1044 rdenhoy@establishmentlabs.com

Establishment Labs Announces $50 million Registered Direct Offering

NEW YORK, NY, November 7, 2024 -- Establishment Labs Holdings Inc. (Nasdaq: ESTA) (the “Company”), a global medical technology company dedicated to improving women’s health and wellness, principally in breast aesthetics and reconstruction, today announced that it has entered into a securities purchase agreement (the “Purchase Agreement”) with select purchasers for the purchase of 765,696 common shares and pre-funded warrants to purchase up to 328,161 common shares in a registered direct offering for aggregate gross proceeds of approximately $50 million.
The purchase price for the common shares is $45.71 per share and the purchase price for the pre-funded warrants is $45.709 per warrant, which represents the per share purchase price for the common shares less the $0.001 exercise price for the pre-funded warrant. The Company has also agreed to issue up to 76,569 additional common shares and additional pre-funded warrants to purchase up to 32,815 common shares, which in the aggregate equals ten percent of the aggregate number of common shares and pre-funded warrants to purchase common shares being sold in this offering. These additional securities are issuable for no additional consideration if the average closing price of the Company’s common shares on Nasdaq during the period from January 1, 2025 to August 31, 2025 does not exceed $45.71, which is the price per common share sold in this offering. The offering is expected to close on or about November 12, 2024, subject to the satisfaction of customary closing conditions.
The Company intends to use the net proceeds from this offering, together with its existing cash, for general corporate purposes, including sales and marketing, research and development activities, general and administrative matters, working capital and capital expenditures.
The common shares, pre-funded warrants and common shares issuable upon the exercise of the pre-funded warrants were offered pursuant to the Company’s automatically effective shelf registration statement on Form S-3ASR (File No. 333-271418) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 24, 2023. A final prospectus supplement relating to the offering will be filed with the SEC and available on the SEC’s website at www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Establishment Labs
Establishment Labs Holdings Inc. is a global medical technology company dedicated to improving women’s health and wellness through the power of science, engineering, and technology. The Company offers a portfolio of Femtech solutions for breast health, breast aesthetics and breast reconstruction. The nearly four million Motiva ® devices Establishment Labs has delivered to plastic and reconstructive surgeons since 2010 have created a new standard for safety and patient satisfaction in the over 85 countries in which they are available. The Motiva Flora ® tissue expander is used to improve outcomes in breast reconstruction following breast cancer and it is the only regulatory-approved expander in the world with an integrated port using radio-frequency technology that is MRI conditional. Mia Femtech™, Establishment Lab’s unique minimally invasive experience for breast harmony, is the Company’s most recent breakthrough innovation. These solutions are supported by over 200 patent applications in 20 separate patent families worldwide and over 100 scientific and clinical studies and publications in peer reviewed journals. Establishment Labs manufactures at two facilities in Costa Rica compliant with all applicable regulatory standards under ISO13485:2016 and FDA 21 CFR 820 under the MDSAP program.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements that relate to the Company’s registered direct offering and statements containing the words “plans,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed,” or other forms of these words or similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and no assurance can be given that the securities offering discussed above will be completed on the terms described. Completion of the offering is subject to numerous factors, many of which are beyond the control of the Company, including, without limitation, failure of customary closing conditions relating to the offering and other risks and uncertainties discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 that will be filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.